SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                                 FORM 8-K
                              CURRENT REPORT


PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES AND EXCHANGE ACT OF 1934 DATE OF REPORT ( DATE OF EARLIEST EVENT REPORTED) MAY 6, 1997
EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER--WILTEK INC.
STATE OF INCORPORATION-                            CONNECTICUT
COMMISSION FILE NUMBER-                            0-2401
IRS EMPLOYER IDENT. NO.-                           06-0625999
ADDRESS-                                           542 WESTPORT AVE.,
                                                   NORWALK, CT. 06851
TELEPHONE NUMBER-                                  203-853-7400

Wiltek, Inc., today announced that it has entered into a letter of intent with SplinterCom, Inc., a private company, providing for a business combination between a newly formed subsidiary of Wiltek and SplinterCom. The transaction contemplates that Wiltek would acquire SplinterCom's assets, along with $3.5 million in cash that SplinterCom will have raised in a private financing from a small group of institutional investors, in exchange for 3.5 million shares of Wiltek Common Stock. SplinterCom has also entered into a separate letter of intent to acquire 796,950 shares of Wiltek from certain directors at a purchase price of $0.85 per share.


The business combination, financing and stock purchase would occur simultaneously and each would be subject to the closing of the other elements of the transaction. The transaction is subject to the execution of definitive agreements, the completion of the financing and other customary conditions. It is expected that, upon completion of the transaction, designees of SplinterCom would constitute a majority of Wiltek's board of directors. David Teitelman, Wiltek's president, will continue in that role and join Wiltek's board of directors. Graeme MacLetchie will continue as a director and will retain his Wiltek shares.


SplinterCom is a developmental stage company led by James
Ackerly. It is the first spin off of the Internet Splinter Group, 11c of Rowayton, CT, an association of technology professionals organized to develop and promote promising technologies. The SplinterCom business plan is in the area of voice recognition and Computer Telephony Integration.

Wiltek provides electronic messaging, enhanced directory synchronization, fax transport and consulting services to corporate accounts worldwide. Wiltek performs all design required for the implementation and operation of its worldwide message and data communication services. Those services enable Wiltek's customers to communicate seamlessly with electronic mail among all intra- and inter-company messaging systems both private and public.


Wiltek's principal offices are located at 542 Westport
Avenue, Norwalk, CT. Wiltek (UK) Ltd. is a wholly owned subsidiary which was organized in England in 1983, to provide Wiltek services to international users. Wiltek (UK) Ltd. is located at 2 Apple Walk, Swindon, England.